UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to § 240.14a-12
BIOGEN IDEC INC.
(Name of Registrant as Specified In Its Charter)

N.A.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Exhibit 99
Media Contact:
Amy Reilly
Associate Director, Public Affairs
Biogen Idec
Tel: (617) 914-6524
Investment Community Contact:
John Applegate
Associate Director, Investor Relations
Biogen Idec
Tel: (617) 679-2812
FOR IMMEDIATE RELEASE
Biogen Idec Reports Full Year and Fourth Quarter 2009 Results
13% Non-GAAP and 26% GAAP Diluted EPS Growth Over Prior Year;
TYSABRI In-Market Sales Exceeded $1 Billion
Cambridge, MA, February 9, 2010 — Biogen Idec Inc. (NASDAQ: BIIB), a global biotechnology leader in the discovery, development, manufacturing, and commercialization of innovative therapies, today announced its full year and fourth quarter 2009 results.
Full Year 2009 Highlights:
•	Total revenues in 2009 were $4.4 billion, an increase of 7% versus 2008. The increase was driven primarily by the continued growth of TYSABRI® (natalizumab) revenues, which increased 32% to $776 million, and AVONEX® (interferon beta-1a) revenues, which increased 5% to $2.3 billion. RITUXAN® (rituximab) revenues from our unconsolidated joint business arrangement decreased 3% to $1.1 billion for the year due to the expiration of royalties on sales outside the United States.

•	Global in-market 2009 TYSABRI net sales were $1.1 billion, an increase of 30% over 2008. The total was comprised of $509 million in U.S. sales and $551 million in sales to rest of world markets.

•	On a reported basis, calculated in accordance with accounting principles generally accepted in the U.S. (GAAP), full-year 2009 diluted earnings per share (EPS) were $3.35, an increase of 26% over 2008. GAAP net income attributable to Biogen Idec for 2009 was $1.0 billion, an increase of 24% over 2008.
— MORE —

Page 2 Biogen Idec Reports Full Year and Fourth Quarter 2009 Results
•	Non-GAAP diluted EPS for 2009 were $4.12, an increase of 13% over 2008. Non-GAAP net income attributable to Biogen Idec for 2009 was $1.2 billion, an increase of 11% over 2008. A reconciliation of our GAAP to non-GAAP results is included on Table 3 within this press release.
“Biogen Idec delivered strong financial and operational performance in 2009. We recorded our sixth consecutive year of double-digit EPS growth, TYSABRI became Biogen Idec’s third blockbuster product and we advanced two programs into registrational trials,” said James C. Mullen, Biogen Idec’s President and CEO. “We are confident that our continued focus on our products, robust pipeline and disciplined use of cash will fuel future earnings growth and drive value for Biogen Idec shareholders.”
Fourth Quarter 2009 Highlights:
•	Fourth quarter revenues were $1.1 billion, an increase of 5% over the fourth quarter of 2008, driven primarily by the continued growth of TYSABRI revenues, which increased 39% to $216 million in the quarter, and AVONEX revenues, which increased 5% to $596 million. RITUXAN revenues decreased 15% to $257 million.

•	Global in-market net sales of TYSABRI in the fourth quarter of 2009 were $296 million, an increase of 37% over the fourth quarter of 2008, of which $137 million were in the U.S. and $159 million were in rest of world markets.

•	Fourth quarter 2009 GAAP diluted EPS were $1.06, an increase of 51% over the fourth quarter of 2008. GAAP net income attributable to Biogen Idec for the quarter was $306 million, an increase of 48% over the fourth quarter of 2008.

•	Fourth quarter 2009 non-GAAP diluted EPS were $1.20, an increase of 29% over the fourth quarter of 2008. Non-GAAP net income attributable to Biogen Idec for the quarter was $345 million, an increase of 26% over the fourth quarter of 2008. A reconciliation of our GAAP to non-GAAP results is included on Table 3 within this press release.
As of December 31, 2009 Biogen Idec had cash, cash equivalents and marketable securities of approximately $2.5 billion.
Share Repurchases
During the fourth quarter of 2009, Biogen Idec repurchased 14.8 million shares of stock at a total cost of $694 million. Two share repurchase authorizations accounted for the activity as follows:
•	Biogen Idec repurchased the 6.0 million shares remaining from its 2006 share repurchase authorization at a cost of $271 million. The 2006 share repurchase program was used principally for share stabilization.

Page 3 Biogen Idec Reports Full Year and Fourth Quarter 2009 Results
•	In October 2009 the Board authorized a $1 billion share repurchase program; Biogen Idec purchased 8.8 million shares for a total of $422 million under this authorization. These shares have been retired.
During the first quarter of 2010 to February 5, 2010, we purchased an additional 5.4 million shares for a total of $289 million under the October 2009 share repurchase authorization. There is $288 million remaining under this program.
TYSABRI Patient Growth
Based upon data available to us through the TOUCH® prescribing program and other third-party sources as of the end of December 2009, we estimate that approximately 48,800 patients were on commercial and clinical TYSABRI therapy worldwide, and that cumulatively approximately 64,600 patients have ever been treated with TYSABRI in the post-marketing setting.
Other Products and Royalties
Revenues from other products in the fourth quarter of 2009 were $14 million, as compared to $10 million in the fourth quarter of 2008. Revenues from other products for the full year of 2009 were $54 million as compared to $49 million in 2008.
Table 4 provides individual product revenues.
Royalties were $41 million in the fourth quarter of 2009 compared to $29 million in the fourth quarter of 2008. Royalties for the full year 2009 were $124 million as compared to $116 million in 2008.
Financial Guidance
Biogen Idec also outlined its 2010 financial guidance. This guidance excludes any significant business development activities and consists of the following components:
•	Revenue growth in 2010 is expected to be in the mid single digits.

•	Core operating expense growth is expected to be in the low single digits.

•	R&D is expected to be approximately 24% to 27% of total revenue.

•	SG&A is expected to be approximately 20% to 22% of total revenue.

•	GAAP EPS is expected to be above $3.71.

•	Non-GAAP diluted EPS is expected to be above $4.55.

•	We expect capital expenditures in the range of $170 to $200 million.

Page 4 Biogen Idec Reports Full Year and Fourth Quarter 2009 Results
Biogen Idec may incur charges, realize gains or experience other events in 2010 that could cause actual results to vary from this guidance.
Recent Events
•	On February 8, 2010, Biogen Idec announced that John R. Richert, M.D., and Nancy D. Richert, M.D., Ph.D., will be joining the company. Dr. John Richert joins Biogen Idec from the National Multiple Sclerosis Society, where he served as executive vice president for Research and Clinical Programs. Dr. Nancy Richert M.D., Ph.D., most recently served as a staff clinician at the National Institute of Neurological Disorders and Stroke and on the consulting staff at the Children’s National Medical Center.

•	On January 28, 2010, Biogen Idec reported that it had received a notice from Icahn Partners LP and certain of its affiliates for the nomination of three individuals, Thomas F. Deuel, Eric K. Rowinsky and Richard A. Young, to Biogen Idec’s Board of Directors at the company’s 2010 annual meeting of stockholders. The notice also includes a proposal to amend Biogen Idec’s bylaws to set the size of the Board of Directors at 12.

•	On January 25, 2010, Biogen Idec and Swedish Orphan Biovitrum announced that the first patient was dosed in a registrational, open-label, multicenter trial designed to evaluate the safety, pharmacokinetics and efficacy of the companies’ long-acting, recombinant Factor IX Fc fusion protein in hemophilia B patients.

•	On January 12, 2010, Biogen Idec announced the submission of a marketing authorization application to the European Medicines Agency for Fampridine Prolonged Release tablets, a novel oral therapy for the improvement of walking ability in adult patients with multiple sclerosis (MS). The company announced it had also filed a New Drug Submission to Health Canada.

•	On January 11, 2010, Biogen Idec and its partner Elan Pharmaceuticals, Inc. announced that Baron Baptiste, bestselling author and founder of Baptiste Power Vinyasa Yoga, and Dr. Elliot Frohman, one of the world’s leading authorities on MS, had teamed up to develop My MS Yoga, a new program created especially for people with MS.

•	On January 7, 2010, Biogen Idec announced that Francesco Granata had been named Executive Vice President of Global Commercial Operations. In addition, Tony Kingsley was appointed Senior Vice President of U.S. Commercial Operations, and Dr. Frederick Munschauer was named Vice President of U.S. Medical Affairs. Dr. Granata most recently served as a Group Vice President at Schering-Plough Corp. Mr. Kingsley most recently served as Senior Vice President and General Manager, GYN Surgical Products at Hologic, Inc. Dr.

Page 5 Biogen Idec Reports Full Year and Fourth Quarter 2009 Results
Munschauer, a distinguished neurologist and professor, joins Biogen Idec from SUNY at Buffalo School of Medicine.

•	On January 4, 2010, Biogen Idec announced that James C. Mullen, President and CEO, will retire from his position effective June 8, 2010. Mr. Mullen will also retire from Biogen Idec’s Board of Directors upon the completion of his current term as a Director at Biogen Idec’s 2010 Annual Stockholders Meeting. Biogen Idec also announced it had initiated a search for Mr. Mullen’s successor.

•	On January 4, 2010, Biogen Idec announced the appointment of Caroline Dorsa, Executive Vice President and Chief Financial Officer of Public Service Enterprise Group (PSEG) and former Senior Vice President, Global Human Health, Strategy and Integration at Merck & Co., Inc., to its Board of Directors.

•	On December 10, 2009, Biogen Idec announced that William D. Young would become Chairman of Biogen Idec’s Board of Directors, effective January 1, 2010. The appointment followed the decision by Bruce R. Ross, 68, Biogen Idec’s Chairman since December 2005, to step down as Chairman, effective January 1, 2010.

•	On December 10, 2009, Genentech, Inc. a wholly owned member of the Roche Group, and Biogen Idec announced that a Phase 3 study (STAGE) of the investigational humanized anti-CD20 monoclonal antibody ocrelizumab given in combination with methotrexate (MTX) met its primary endpoint of improving signs and symptoms (as measured by criteria, known as the ACR 20 response, established by the American College of Rheumatology) in rheumatoid arthritis (RA) patients who had an inadequate response to MTX at both 24 and 48 weeks.

•	On December 7, 2009, Genentech and Biogen Idec announced that a three-year follow up of the pivotal Phase 3 CLL8 trial showed RITUXAN plus fludarabine and cyclophosphamide (FC) chemotherapy helped patients in the trial with previously untreated chronic lymphocytic leukemia (CLL) live longer than FC alone.

•	On November 18, 2009, Genentech and Biogen Idec announced that the U.S. Food and Drug Administration (FDA) issued a complete response on the companies’ applications for RITUXAN plus FC for the treatment of CLL. The FDA did not request any new data to complete its review of these applications. Genentech and Biogen Idec have engaged in final label discussions with the FDA and expect to finalize these discussions during the first quarter of 2010.

•	On October 17, 2009, Genentech and Biogen Idec announced that the companies received a complete response letter from the FDA for a supplemental Biologics License Application (sBLA) for RITUXAN plus MTX in patients with

Page 6 Biogen Idec Reports Full Year and Fourth Quarter 2009 Results
moderately-to-severely active rheumatoid arthritis (RA) who no longer respond to treatment with a disease modifying antirheumatic drug (DMARD), including MTX. The FDA approved an additional sBLA submission to include updated safety and efficacy data in the label that provides guidance on how later-stage patients, those who have inadequately responded to tumor necrosis factor (TNF)-antagonist therapies, can be retreated with RITUXAN. The prescribing information now includes language that subsequent courses of the standard RITUXAN regimen (two doses at 1,000 mg each) can be administered every 24 weeks or based on clinical evaluation. Subsequent courses should not be administered sooner than 16 weeks. RITUXAN’s ability to improve physical function and slow joint damage for up to two years as demonstrated in clinical studies was also added.
Conference Call and Webcast
The company’s earnings conference call for the fourth quarter will be broadcast via the internet at 8:30 a.m. ET on February 9, 2010, and will be accessible through the Investors section of Biogen Idec’s homepage, http://www.biogenidec.com. Supplemental information in the form of a slide presentation will also be accessible at the same location on the internet at the time of the earnings conference call and will be available on our web site subsequently through March 19, 2010.
About Biogen Idec
Biogen Idec creates new standards of care in therapeutic areas with high unmet medical needs. Founded in 1978, Biogen Idec is a global leader in the discovery, development, manufacturing, and commercialization of innovative therapies. Patients worldwide benefit from Biogen Idec’s significant products that address diseases such as lymphoma, multiple sclerosis, and rheumatoid arthritis. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.
Safe Harbor
In addition to historical information, this press release contains forward-looking statements that are based on our current beliefs and expectations. These statements involve risks and uncertainties that could cause actual results to differ materially from those which we expect. Important factors which could cause actual results to differ from our expectations and which could negatively impact our financial position and results of operations include our dependence on our three principal products, AVONEX, RITUXAN and TYSABRI, the importance of market acceptance and successful sales growth of TYSABRI, uncertainty of success in commercializing other products, the occurrence of adverse safety events with our products, competitive pressures, changes in the availability of reimbursement for our products, our dependence on collaborations over which we may not always have full control, failure to execute our growth initiatives, failure to comply with government regulation and possible adverse impact of changes in such regulation, problems with our manufacturing processes and our reliance on third parties, charges and other costs relating to our properties, fluctuations in our effective tax rate, our ability to attract and retain qualified personnel, the risks of doing business internationally, representation by activist shareholders, our ability to protect our

Page 7 Biogen Idec Reports Full Year and Fourth Quarter 2009 Results
intellectual property rights and the cost of doing so, product liability claims, fluctuations in our operating results, credit and financial market conditions, the market, interest and credit risks associated with our portfolio of marketable securities, our level of indebtedness, environmental risks, aspects of our corporate governance and collaborations and the other risks and uncertainties that are described in the Risk Factors section of our annual report on Form 10-K and in other reports we file with the SEC. Forward-looking statements, like all statements in this press release, speak only as of the date of this press release (unless another date is indicated). Unless required by law, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.
Important Information
Biogen Idec and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Biogen Idec in connection with the Company’s 2010 annual meeting of stockholders. The names, affiliations and interests of such individuals may be found in Biogen Idec’s Annual Report on Form 10-K for the year ended December 31, 2008 and its proxy statement for the 2009 Annual Meeting, each of which are filed with the Securities and Exchange Commission (SEC). To the extent holdings of Biogen Idec securities have changed since such documents were filed, such changes have been or will be reflected in Statements of Change in Ownership on Forms 3 and 4 filed with the SEC. Additional information regarding such individuals will be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and in the Company’s proxy statement in connection with the Company’s 2010 annual meeting of stockholders when those documents are filed with the SEC.
Biogen Idec files annual, quarterly and special reports with the SEC. The proxy statements and other reports, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov or from Biogen Idec at www.biogenidec.com. Biogen Idec stockholders are advised to read carefully the proxy statement relating to the Company’s 2010 annual meeting of stockholders and any other relevant documents filed by the Company with the SEC when they become available before making any voting or investment decision, because they will contain important information. The Company’s proxy statement will also be available for free by writing to Biogen Idec Inc., 14 Cambridge Center, Cambridge, MA 02142. In addition, copies of the proxy materials may be requested from our proxy solicitor, MacKenzie Partners, Inc., by toll-free telephone at 1-800-322-2885 or by e-mail at proxy@mackenziepartners.com.

TABLE 1
Biogen Idec Inc.
December 31, 2009
Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
REVENUES

Product	$826,874	$731,836	$3,152,941	$2,839,651

Unconsolidated joint business	256,556	303,213	1,094,863	1,128,238

Royalties	40,807	28,966	124,438	116,224

Corporate partner	2,819	4,898	5,106	13,394

Total revenues	1,127,056	1,068,913	4,377,348	4,097,507

COST AND EXPENSES

Cost of sales	99,700	101,161	382,104	401,989

Research and development	283,083	292,767	1,283,068	1,072,058

Selling, general and administrative	241,620	230,963	911,034	925,305

Amortization of acquired intangible assets	55,981	90,631	289,811	332,745

Collaboration profit sharing	63,296	37,673	215,904	136,041

In-process research and development	—	—	—	25,000

Gain on sale of long lived assets	—	(9,242)	—	(9,242)

Total cost and expenses	743,680	743,953	3,081,921	2,883,896

Income from operations	383,376	324,960	1,295,427	1,213,611

Other income (expense), net	6,367	(33,078)	37,252	(57,729)

INCOME BEFORE INCOME TAXES	389,743	291,882	1,332,679	1,155,882

Income taxes	83,747	83,456	355,617	365,776

NET INCOME	$305,996	$208,426	$977,062	$790,106

Less: Net income attributable to noncontrolling interests, net of tax	359	1,773	6,930	6,939

NET INCOME ATTRIBUTABLE TO BIOGEN IDEC INC.	$305,637	$206,653	$970,132	$783,167

BASIC EARNINGS PER SHARE	$1.07	$0.71	$3.37	$2.67

DILUTED EARNINGS PER SHARE	$1.06	$0.70	$3.35	$2.65

WEIGHTED-AVERAGE SHARES USED IN CALCULATING:
BASIC EARNINGS PER SHARE	284,028	291,532	287,356	292,332

DILUTED EARNINGS PER SHARE	286,680	293,777	289,476	294,984

TABLE 2
Biogen Idec Inc.
December 31, 2009
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31,	December 31,
	2009	2008
ASSETS

Cash, cash equivalents and marketable securities	$1,263,724	$1,341,971

Collateral received for loaned securities	—	29,991

Accounts receivable, net	551,208	446,665

Loaned securities	—	29,446

Inventory	293,950	263,602

Other current assets	371,713	346,325

Total current assets	2,480,595	2,458,000

Marketable securities	1,194,080	891,406

Property, plant and equipment, net	1,637,083	1,594,754

Intangible assets, net	1,871,078	2,161,058

Goodwill	1,138,621	1,138,621

Investments and other assets	230,397	235,152

TOTAL ASSETS	$8,551,854	$8,478,991

LIABILITIES AND SHAREHOLDERS’ EQUITY

Collateral payable on loaned securities	$—	$29,991

Current portion of notes payable	19,762	27,667

Other current liabilities	695,180	865,564

Long-term deferred tax liability	240,618	356,017

Notes payable	1,080,207	1,085,431

Other long-term liabilities	254,205	280,369

Shareholders’ equity	6,261,882	5,833,952

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,551,854	$8,478,991

TABLE 3
Biogen Idec Inc.
December 31, 2009
Condensed Consolidated Statements of Income — Non-GAAP
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
EARNINGS PER SHARE	2009	2008	2009	2008
GAAP earnings per share — Diluted	$1.06	$0.70	$3.35	$2.65
Adjustments to net income attributable to Biogen Idec, Inc. (as detailed below)	0.14	0.23	0.77	1.01

Non-GAAP earnings per share — Diluted	$1.20	$0.93	$4.12	$3.66

An itemized reconciliation between net income attributable to Biogen Idec, Inc. on a GAAP basis and net income attributable to Biogen Idec, Inc. on a non-GAAP basis is as follows:

GAAP net income attributable to Biogen Idec, Inc.	$305.6	$206.7	$970.1	$783.2
Adjustments:
R&D: Restructuring	0.5	1.1	3.0	1.2
R&D: Stock option expense	2.0	2.0	8.3	8.5
R&D: Expenses paid by Cardiokine	1.9	1.2	7.9	5.2
SG&A: Restructuring	—	0.9	0.4	3.8
SG&A: Stock option expense	5.2	5.5	20.4	17.7
Amortization of acquired intangible assets	56.0	90.6	289.8	332.7
In-process research and development related to the contingent consideration payment in 2008 associated with the 2006 Conforma acquisition	—	—	—	25.0
Gain on sale of long lived assets	—	(9.2)	—	(9.2)
Income taxes: Income tax effect primarily related to reconciling items	(24.1)	(23.3)	(96.9)	(81.9)
Noncontrolling interest: Expenses paid by Cardiokine	(1.9)	(1.2)	(7.9)	(5.2)

Non-GAAP net income attributable to Biogen Idec, Inc.	$345.2	$274.3	$1,195.1	$1,081.0

2010 Full Year Guidance GAAP to non-GAAP adjustments
An itemized reconciliation between projected EPS on a GAAP basis and on a non-GAAP basis is as follows:

		Shares	Diluted EPS
Projected GAAP net income attributable to Biogen Idec, Inc.	$1,001.0	269.7	$3.71
Adjustments:
In-process research and development	40.0
Stock option expense	37.7
Amortization of acquired intangible assets	214.1
Income taxes	(66.0)

Projected Non-GAAP net income attributable to Biogen Idec, Inc.	$1,226.8	269.7	$4.55

Use of Non-GAAP Financial Measures
Our “non-GAAP net income attributable to Biogen Idec, Inc.” and “non-GAAP diluted EPS” financial measures exclude the following items from GAAP net income attributable to Biogen Idec, Inc. and diluted EPS:
1. Purchase accounting and merger-related adjustments.
We exclude certain purchase accounting impacts, such as those related to the 2003 merger between Biogen, Inc. and Idec Pharmaceuticals, Inc., the acquisitions of Fumapharm AG, Conforma Therapeutics and Syntonix Pharmaceuticals, and the consolidation of Cardiokine and Neurimmune. These include charges for in-process research and development and the incremental charges related to the amortization of the acquired intangible assets. Excluding these charges provides management and investors with a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property.
2. Stock option expense recorded in accordance with the accounting standard for share-based payments.
We believe that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our business. We also exclude stock option expense from our non-GAAP R&D expenses and SG&A expenses, but include P&L impact of restricted stock grants and cash incentives in our non-GAAP results.
3. Unusual or non-recurring items.
We evaluate these on an individual basis, and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis.
We believe it is important to share these non-GAAP financial measures with shareholders as they better represent the ongoing economics of the business, reflect how we manage the business internally and set operational goals, and form the basis of our management incentive programs. Non-GAAP net income attributable to Biogen Idec, Inc. and diluted EPS should not be viewed in isolation or as a substitute for reported, or GAAP, net income attributable to Biogen Idec, Inc. and diluted EPS.

TABLE 4
Biogen Idec Inc.
December 31, 2009
Product Revenues
(in thousands)
(unaudited)

	Three Months Ended
	December 31,
	2009	2008
PRODUCT REVENUES

Avonex®	$596,466	$565,779

Tysabri®	216,188	155,593

Fumaderm®	14,220	10,631

Other	—	(167)

Total product revenues	$826,874	$731,836

	Twelve Months Ended
	December 31,
	2009	2008
PRODUCT REVENUES

Avonex®	$2,322,894	$2,202,533

Tysabri®	776,030	588,598

Fumaderm®	49,624	43,422

Other	4,393	5,098

Total product revenues	$3,152,941	$2,839,651